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                                  EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Forms S-8 filed on or about May 29, 1997, December 2, 1998 and August 8, 2000 of Potters Financial Corporation of our report dated February 15, 2002 related to the consolidated balance sheets of Potters Financial Corporation as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ending December 31, 2001, which report is included in this Form 10-KSB.



                                         /s/ CROWE, CHIZEK AND COMPANY LLP
                                         Crowe, Chizek and Company LLP

Columbus, Ohio
March 25, 2002